Exhibit 99.6

SAILTECH DESIGN INC.

SALES AGREEMENT

SailTech Design, Inc. agrees to order for and/or sell to:
Buyer's Name:		Jim & Bea Rooney			Phone (res): xxxxxxxxxxxxxxxxxxxxx
Street Address:		xxxxxxxxxxxxxxxxxxxxxxxxxx			Phone (off): xxxxxxxxxxxxxxxxxxxxx
City:	xxxxxxxxx	State:	xxxxxxx	Zip:	xxxxxxxxxx	Date:	1-7-01
Model Fastwater 45 Pilothouse	Hull No. 01	Delivery Date (Month/Year)
Accessories	Cost	Accessories	Cost
Generator 10 kw	10,000
Air Conditioning 40K BTU	10,000
This agreement is subject to the attached Terms and Conditions on pages 2 & 3.		Base Price	499,950
/s/ Pat Reischmann, SailTech Inc.		Accessories	20,000
/s/ James W. Rooney, Buyer		Subtotal	519,950
		Less Trade-In/Discount 1999 Catalina 47	290,000
Remarks:		Sales Tax	13,747
SailTech will take possession no later than April 15, 2002		Grand Total Balance	243,697
Owner agrees to maintain trade-in until April 15, 2002		Less Deposit	---
		Balance	243,697